Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 28, 2023, with respect to the consolidated financial statements of Apogee Therapeutics, LLC included in the Registration Statement (Form S-1) and related Prospectus of Apogee Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 22, 2023